EXHIBIT 99.1

TO:	Executive Officers and Directors of ACCO Brands Corporation

FROM:	Steven Rubin
Senior Vice President, Secretary and General Counsel

DATE:	June 3, 2011

RE:	Notice of Trading Blackout Period for Directors and Executive Officers

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As you may know, ACCO Brands Corporation (the “Company”) will be making certain changes under the Company’s 401(k) plan (the “Plan”) to transition the ACCO Brands Stock Fund from a unitized stock fund to a real-time traded fund.  This notice is to inform you that in connection with this change, a “blackout period” will be imposed under the Plan restricting investments in and distributions from the ACCO Brands Stock Fund.  The blackout period will begin at 4:00 p.m., Eastern Time, on Tuesday, June 28, 2011 and is expected to end on or about Friday, July 1, 2011.  During the blackout period, Plan participants and beneficiaries will be unable to request exchanges, obtain loans or request distributions involving Plan assets invested in the ACCO Brands Stock Fund.

During this blackout period, pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR under the Securities Exchange Act of 1934, any director or executive officer of the Company is generally prohibited from, directly or indirectly, entering into any transaction with respect to the Company’s common stock (including any derivative securities) (the “Company Stock”).   Specifically, during the blackout period, you will be prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any Company Stock, including exercising stock options or stock appreciation rights, if you acquire or previously acquired such Company Stock in connection with your service as a director or executive officer of the Company, subject to certain limited exceptions.  This trading restriction includes indirect trading where you have a pecuniary interest in the transaction.

The limited exemptions to the restrictions under Section 306(a) and Regulation BTR for certain transactions in Company Stock include bona fide gifts; transactions involving Company Stock that were acquired other than in connection with your service or employment as a director or officer (which you must be able to demonstrate); and transactions pursuant to a Rule 10b5-1 compliant trading plan, provided that such plan was not entered into or modified during the blackout period and you were unaware of the actual or approximate beginning or ending dates of the blackout period at the time of the transaction.  Because these and other exemptions are narrowly construed, any proposed transactions should be discussed with the Company’s General Counsel, Steve Rubin, before taking any action concerning Company Stock during this period.

Please note that the trading restrictions implemented because of the blackout period are in addition to other trading restrictions under the Company’s Insider Trading Policy.  During the blackout period, it is anticipated that you will, in any event, be subject to the quarterly close of the trading window under the Insider Trading Policy beginning the close of business on June 30, 2011.

During the blackout period, you may obtain information about the blackout period, including confirming as to whether it has ended, by contacting Fidelity Investments at 1-800-835-5095 or by contacting Kristin Berdelman, Director, Benefits of the Company at (847) 484-3149.